Exhibit 10.24
AMENDMENT NO. 1 TO AGREEMENT
     This Amendment No. 1 (this “Amendment”) is made and entered as of the 15th day of December 2010 (the “Effective Date”) by and between Tollgrade Communications, Inc., a Pennsylvania corporation (the “Company”), and [Name of Executive], who is an employee of the Company (“Executive”).
     WHEREAS, the Company and Executive are parties to a certain Agreement dated as of March 17, 2009 (the “Agreement”), which provides for certain payment and other benefits following the termination of Executive’s employment under certain circumstances; and
     WHEREAS, with the intent of ensuring that the Agreement complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, the Parties desire to amend the Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises herein contained, and intending to be legally bound hereby, the parties agree as follows:
Article 1. Amendments.
     1.1. Section 3(a) of the Agreement is amended by deleting the phrase “on or before the fifth day following your termination date,” and inserting in lieu thereof the phrase, “within the period described in Section 3(d) following the later of your termination date or the date on which you incur a Separation from Service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended)”.
     1.2. Section 3(d) of the Agreement is amended and restated to read in its entirety as follows:
(d)	Payment of the benefits described in this Section 3 is subject to you signing, within sixty days after your date of termination (the “Execution Period”) and not revoking for a period of seven days thereafter (the “Revocation Period”), a separation and mutual release of claims agreement in substantially the form then used by Tollgrade in connection with its general severance policy. Any severance payments due under this Section 3 will be paid to you within five days following the expiration of the Revocation Period (the “Payment Period”); provided, however, that you shall have no discretion to select a tax year in which to receive any payment due hereunder; and provided, further, that if it would be possible for the combined Execution Period, Revocation Period, and Payment Period to span two of your tax years, Tollgrade will make severance payments during the second of such years on or before the later of the expiration of the Payment Period or the fifth day of such tax year.
Article 2. Miscellaneous
     2.1. No Other Modifications. Except as modified by this Amendment, the provisions of the Agreement shall remain in full force and effect. The Agreement, together with this Amendment, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

     2.2. Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to conflict-of-laws provisions.
     2.3. Counterparts. This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute but one and the same Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ATTEST:	TOLLGRADE COMMUNICATIONS, INC.

By:

Name: Jennifer M. Reinke Title: General Counsel and Secretary
WITNESS:

[Executive Name]